LANGUAGE ACCESS NETWORK, INC.
I I I West Rich Street
Suite 150
Columbus, Ohio 43215

November 15, 2006

Eric V. Schmidt, CEO
iBeam Solutions LLC
10 South High Street
Canal Winchester, Ohio 431 10

Re: Binding Letter of Intent for Language Access Network, Inc. to Acquire iBeam Solutions LLC Dear Eric:

This letter of intent sets forth the principal terms under which Language Access Network, Inc., a Nevada corporation ("LAN"), will acquire iBeam Solutions LLC, an Ohio limited liability company ("iBeam"), from the members of iBeam (all such members, collectively the "Sellers"). In this letter of intent, (i) LAN and the sellers are sometimes called the "Parties" and (ii) LAN's acquisition of iBeam is sometimes called the "Acquisition." This letter of intent shall be binding and enfcyrceable and inure to the benefit of the Parties and their respective successors and assigns.

The principal terms of the Acquisition are as follows:

1.  Acquisition Structure. The Acquisition will be structured as a reverse triangular merger in which iBeam is merged with and into a wholly owned subsidiary of LAN which has been formed for that purpose, with iBeam surviving such merger as the wholly owned subsidiary of LAN. As described below under Acquisition Consideration, in such merger the Sellers will receive shares of LAN in exchange for all of the outstanding membership interests in iBeam.

2.  Acquisition Consideration. As consideration in the Acquisition in exchange for all of the outstanding membership interests in iBeam, the Sellers will receive in the aggregate a purchase price equal to $1,000,000 less the outstanding payablcs/debt of iBeam (the "Purchase Price"). In this regard, the payablcsldcbt of iBeam ibr such purposes will he limited to the payahles/debt listed on the attached Schedule A and any other payahles/debt approved by LAN in its sole discretion, and all other payahles/debt of iBeam shall have been paid in full or otherwise satisfied prior to the Closing. The Purchase Price shall be payable by the delivery by LAN to the Sellers of an aggregate number of shares of LAN determined based on the value of the shares of LAN which the Parties agree shall for these purposes be valued at $3.50 per share, and if such determination results in there being a fractional share the actual number of shares of LAN shall be rounded up to the next whole number of LAN shares. Thus, for example, if iBeam has outstanding debt at the time of the Closing (as defined hereinafter) of $526,668, the actual Purchase Price will then be $473,332 ($1,000,000 less the debt of $526,668), and the number of LAN shares to be delivered at the Closing in payment of the Purchase Price will then he 135,238 shares of LAN (the $473,332

Purchase Price divided by $3.50, resulting in 135,237.71 shares, which are then rounded up to the 135,238 shares).

3. -Non-Competition and Employee Non Solicitation Agreements.

At the Closing each of the Sellers will execute an Acquisition-related non-competition and employee non-solicitation agreement in favor of LAN and iBeam which runs for a term of five (5) years.

4. Investment Representations of Sellers. The Sellers will make the following investment representations and warranties to LAN:

(a)  Each of the Sellers will be receiving the shares of LAN in the Acquisition for investment solely for his own account and not with a present view to any distribution, transfer or resale to others, including any "distribution" within the meaning of Securities Act of 1933, as amended (the “Securities Act”). Each or the Sellers understands that such shares of LAN have not and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of' his representations made with respect to the investment.

(b)  Each of the Scllcrs is financially able to bear the economic risks of an investment in the shares of LAN and has no need for liquidity in the Acquisition. Each of the Sellers is financially able to suffer a complete loss of the invcstmcnt in the shares of LAN.

    (c)  Each of the Sellers has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to that evidenced by the shares of LAN so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks ot, making an informed business decision with regard to and protecting his own interests in connection with receiving shares of LAN.

(d)  Each of the Sellers has been provided with and had the opportunity to review all filings made by LAN with the United States Securities and Exchange Commission, which filings are available at the SEC's web site at www.sec.gov.

(e)  Each of the Sellers understands that a limited public market now exists for the shares of LAN and that LAN has made no assurances that a more active public market will ever exist for the shares of LAN.

(f)  Each of the Sellers understands that the shares of LAN will be transferred to him or her pursuant to exemptions from the registration requirements of federal and applicable state securities laws and acknowledges that LAN is relying upon the investment and other representations made herein as the basis for such exemptions.

5. Acquisition-Related Representations, Warranties and Covenants of Sellers. The Sellers will make the typical comprehensive Acquisition-related representations and warranties to LAN, and will provide the typical comprehensive Acquisition-related covenants, indemnities and other protections for the benefit of LAN.

6. Closing. The closing of the Acquisition (the "Closing") will occur on such date as is designated by LAN which is not more than forty five (45) days after the date of this letter of intent. LAN's obligation to proceed with the Closing will be subject to (a) the satisfactory completion of LAN's ongoing due diligence investigation of iBeam and its business, (b) the Sellers and/or iBeam obtaining all required certificates, permits and approvals in connection with LAN's operation of iBeam's business. (c) the Sellers and iBeam executing the necessary documents to complete the Closing (d) Eric Schmidt executing an employment agreement with iBeam and/or LAN on mutually acceptable terms and conditions and (c) approval of the Acquisition by LAN's board of directors.

7. Access. The Sellers agree to cooperate with LAN's due diligence investigation of iBeam and will afford LAN full and free access to iBeam and all of its personnel, properties, contracts, books and records, and other documents and data.

8.  Exclusive Dealing.

(a)  The Sellers will not, and will cause iBeam not to, directly or indirectly, through any representative or otherwise, enter into any agreement, discussion or negotiation with, or provide information to, or solicit, encourage, entertain or otherwise consider any inquiries or proposals from, any other entity or other person with respect to (i) the possible acquisition of the assets and/or business of iBeam or (ii) any business combination involving iBeam, whether by way of merger, consolidation, membership interest exchange or other acquisition or otherwise (other than sales of inventory in the ordinary course).

(b)  The Sellers will immediately notify LAN regarding any contact between the Sellers, iBeam and/or their representatives on the one hand and any other entity or other person on the other hand regarding any such offer or proposal or any related inquiry.

(c)  If the Sellers breach either of Section 8(a) or Section 5(b) above, and as a result thereof any of the Sellers or iBeam enters into a letter of intent or other agreement relating to disposition of any of the assets or business of iBeam, or any business combination involving iBeam, whether by way of merger, consolidation, membership interest exchange or other acquisition or otherwise (other than sales of inventory in the ordinary course). and the same is ultimately consummated, then, immediately upon the closing thereof, the Sellers will pay, or cause iBeam to pay, to LAN the sum $50,000 as liquidated damages, together with reimbursement of LAN's expenses in connection with the Acquisition. This payment will not serve as the exclusive remedy to LAN under this letter of intent in the event of a breach by the Sellers of Section 8(a) or Section 8(h) above, and LAN will be entitled to all other rights and remedies provided by law or in equity.

9.  Conduct of Business. Until the Closing, the Sellers shall cause iBeam to operate its business in the ordinary course and to refrain from any extraordinary transactions. Further, until the Closing, and except for those of the Sellers who are employees of iBeam who may contact clients of iBeam in the ordinary course of il3eant's business, the Sellers shall not contact the clients of iBeam.

10.  Confidentiality. Except as and to the extent required by law, LAN will not disclose or use, and will direct its representatives not to disclose or use, to the detriment of the Sellers or iBeam, any Confidential Information (as defined below) with respect to iBearn furnished, or to he furnished, by the Sellers, iBeam, or their representatives to LAN or its representatives at any time or in any manner other than in connection with LAN's evaluation of the Acquisition. For purposes of this Section 10, "Confidential Information" means any information about iBeam stamped "confidential" or identified in writing as such to LAN by the Sellers promptly following its disclosure, unless (a) such information is already known to LAN or its representatives, (b) such information is or becomes publicly available through no fault of LAN or its representatives, (c) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Acquisition or (d) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of the Sellers. LAN will promptly, at LAN's option, return to the Sellers or iBeam any Confidential Information, or destroy any Confidential Information in its possession and certify in writing to the Sellers that it has done so. LAN shall he responsible for enforcing the provisions of this Section 10 against its representatives to whom the Confidential Information has been disclosed by either the Sellers or LAN.

11.  Public Disclosure. On or oiler the date on which all of the Parties have executed this letter of intent, LAN will issue a press release in a from reasonably acceptable to iBeam. Except for the issuance of such press release, and except as and to the extent required by law, without the prior written consent of the other Parties, no Party will, and each Party will direct its representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of, any of the terms, conditions or other aspects of the Acquisition. If a Party is required by law to make any such disclosure, it must first provide to the other Parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that such disclosure will be made.

12.  Costs. LAN and each of the Sellers will be responsible for and bear all of its or his own costs and expenses (including any broker's or finder's fees and the expenses of its or his representatives) incurred at any time in connection with pursuing or consummating the Acquisition.

13.  Indemnification. The Sellers represent and warrant that LAN will not incur any liability in connection with the consummation of the Acquisition to any third party with whom the Sellers or their agents have had discussions regarding any disposition of iBeam including without limitation any disposition of the outstanding membership interests of iBeam, and the Sellers, jointly and severally, agree to indemnify, defend and hold harmless LAN, and its officers, directors, stockholders, lenders and affiliates, against and from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of any such claims. The covenants contained in this Section 13 will survive any termination of' this letter of intent.

14.  Entire Agreement. This letter of intent constitutes the entire agreement between the Parties, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the Parties, relating to the subject matter hereof, This letter of intent may be amended or modified only by a writing executed by all of the Parties.

15.  Governing Law. This letter of intent will be governed by and construed under the laws of the State of Ohio without regard to conflicts of laws principles.

16.  Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter of intent may be brought against any of the Parties in the courts of the State or Ohio, County of Franklin, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world,

17.  Counterparts. This letter of intent may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter of intent and all of which, when taken together, will be deemed to constitute one and the same agreement.

The Parties now wish to commence negotiating a definitive written acquisition agreement providing for the Acquisition. To facilitate the negotiation thereof, the parties agree that LAN's counsel will prepare an initial draft which will reflect the terms set forth in this letter of intent.

[Remainder of Page Intentionally Left Blank]

If you are in agreement with the foregoing, please sign and return one copy of this letter of intent, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours, LANGUAGE ACCESS NETWORK, INC.
By: /s/ Michael Guirlinger Name: Michael Guirlinger Title: CEO

Agreed and Accepted:

/s/ Eric V Schmidt

/s/ Paul Bursey

/s/ Brenda Schmidt

/s/ Rusty Blades

/s/ Matthew Rowe

/s/ Randall Sims

/s/Bricker & Eckler LLP

Schedule A

PAYABLES/DEBT

DESCRIPTION	AMOUNT
IRS	$170,000
Mortgage	$67,000
Paul’s Credit Card	$26,700
Other Taxes	$10,000
Loan by Eric for IRS OIC	$44,000
American Express	$6,100
Pyrinex	$27,000
Dell	$9,700
National City Line of Credit	$33,000
Eric’s Chase	$27,600
Citi Credit Card - 4238	$11,400
Capital One - 6348	$2,300
PEBCO	$38,382
Christensen	$9,000
Chase 2769	$8,300
iBeam Capital One 4280	$4,000
Bank of America	$16,500
Best Buy	$900
Chase 0622	$3,200
Bricker & Eckler	$5,500
First National Bank Visa	$1,786
Buckeye Payroll	$3,400
TOTAL	$526,668